                                                 EXHIBIT 99.3

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
 UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS OF WEB.COM GROUP, INC. AND YODLE, INC.
The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the acquisition of the Yodle, Inc., a Delaware corporation (“Yodle”) by Web.com Group, Inc. (“Web.com” or “the Company”). These unaudited pro forma combined condensed financial statements are derived from the historical consolidated financial statements of Web.com and Yodle. The historical audited financial statements of Yodle for the year ended December 31, 2015 have been conformed to align with Web.com’s presentation.  In addition, these financial statements have been adjusted as described in the notes to the unaudited pro forma combined condensed financial statements.
The Company has omitted the unaudited pro forma combined condensed balance sheet herein as we have included the balance sheet that reflects the acquisition as of March 31, 2016 in the quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2016. The unaudited pro forma combined condensed statement of operations combine the historical consolidated statements of operations of Web.com and Yodle and have been adjusted to give effect to pro forma events that are directly attributable to the acquisition, factually supportable and expected to have a continuing impact on the combined results. The unaudited pro forma combined condensed statements of operations have been prepared assuming the acquisition occurred on January 1, 2015.
We have prepared the unaudited pro forma combined condensed financial statements based on available information using assumptions that we believe are reasonable. These financial statements are being provided for informational purposes only and do not claim to represent our actual financial position or results of operations had the acquisition occurred on that date specified nor do they project our results of operations or financial position for any future period or date. In addition, the pro forma financial statements do not account for the cost of any restructuring activities or synergies resulting from the acquisition.
The unaudited pro forma combined condensed financial statements were prepared using the acquisition method of accounting as outlined in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations, with Web.com considered the acquiring company. Based on the acquisition method of accounting, the consideration paid to Yodle is allocated to their assets and liabilities based on their fair value as of the date of the completion of the acquisition. Any remaining amount of the purchase price allocation is recorded as goodwill. Web.com has used preliminary estimates for the fair value of deferred revenue, intangible assets and property, plant and equipment. The purchase price allocation and valuation is preliminary and subject to final adjustments and provided for informational purposes only.

Unaudited Pro Formas Combined Condensed Statement of Operations
Year ended December 31, 2015
(in thousands, except per share amounts)

	Historical Web.com	Historical Yodle	Pro forma Adjustments		Pro forma Combined
Revenue	$543,461	$207,851	$(20,764)	(5)	$739,257
			8,709	(6)
Cost of revenue (exclusive of depreciation and amortization shown below)	188,445	59,029	—		247,474
Gross profit	355,016	148,822	(12,055)		491,783

Sales and marketing	139,971	87,968	—		227,939
Technology and development	24,313	29,830	—		54,143
General and administrative	72,114	36,578	(3,766)	(8)	107,304
			2,378	(9)
Restructuring expense	559	—	—		559
Depreciation and amortization	56,345	7,497	(7,497)	(2)	84,879
			28,534	(1)
Total operating expenses	293,302	161,873	19,649		474,824

Income (loss) from operations	61,714	(13,051)	(31,704)		16,959

Interest, net and other	(20,013)	(1,196)	1,151	(3)	(31,730)
			(11,672)	(4)

Income (loss) from operations before income taxes	41,701	(14,247)	(42,225)		(14,771)
Income tax benefit (expense)	48,260	(185)	16,672	(7)	64,747

Net income (loss)	$89,961	$(14,432)	$(25,553)		$49,976

Basic earnings per share:
Net income (loss) per common share	$1.79	N/A	N/A		$0.99

Diluted earnings per share:
Net income (loss) per common share	$1.72	N/A	N/A		$0.95

Basic weighted average common shares	50,243	—	—		50,243
Diluted weighted average common shares	52,442	—	46	(10)	52,488

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
Note 1. Basis of Presentation
On March 9, 2016, the Company completed the acquisition of 100% of the outstanding shares of Yodle, Inc., a Delaware corporation, ("Yodle"), for approximately $342.4 million, which includes $42.0 million of deferred consideration. Yodle is a leading provider of cloud based local marketing solutions for small businesses with approximately 1,400 employees and 53,000 subscribers.
The Company has omitted the unaudited pro forma combined condensed balance sheet herein as we have included the balance sheet that reflects the acquisition as of March 31, 2016 in the quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2016.
The accompanying unaudited pro forma combined condensed financial statements present the results of operations of Web.com and Yodle based on the historical financial information of each company and include adjustments to reflect the transactions that are directly attributable to the acquisition and factually supportable. In addition, only adjustments to reflect the transactions expected to have a continuing impact on the combined results are included in the combined condensed statement of operations. The unaudited pro forma combined condensed statements of operations have been prepared assuming the acquisition occurred on January 1, 2015.
The unaudited pro forma combined condensed financial statements are based on estimates and assumptions, which have been made solely for purposes of developing such pro forma information. The estimated pro forma adjustments arising from the acquisition are derived from the estimated purchase price and estimated fair value of the assets acquired and liabilities included in the preliminary purchase price allocation.
The acquisition will be accounted for under the acquisition method as outlined in Accounting Standards Codification ("ASC") 805. Under this method, the purchase price is allocated to the fair value of tangible and intangible assets acquired and the fair value of liabilities assumed. The remaining amount of unallocated purchase price is recorded as goodwill. Web.com has been advised by independent valuation experts on the preliminary estimated fair value of certain intangible assets. Fair value adjustments for property and equipment and the related depreciation expense adjustments are also preliminary as the Company is in the process of verifying the relevant information required to finalize the valuation.
The preliminary purchase price allocation as of the close of business on March 9, 2016 is as follows (in thousands of dollars):

Goodwill	$218,530
Trade Names	32,500
Developed Technology	72,500
Customer Relationships	67,500
Net assets (liabilities) acquired	(48,651)

Total preliminary purchase price allocation	$342,379

Note 2. Long-Term Debt

On February 11, 2016, the Company entered into an amendment (the "Amendment") to that certain Credit Agreement, dated as of September 9, 2014 (the "Existing Credit Agreement" and as amended by the Amendment, the "Amended Credit Agreement"), by and among the Company, the several lenders from time to time parties thereto, and JPMorgan Chase Bank, N.A., as administrative agent. On March 9, 2016 (the "Closing Date"), the amended Credit Agreement became effective following the completion of the acquisition of Yodle Inc. (the "Acquisition").

The Amended Credit Agreement provides for (i) $390.0 million of five-year secured term loans, replacing and refinancing $190.0 million of secured term loans outstanding under the Existing Credit Agreement and providing for an additional $200.0 million of secured term loans (the "Term Loan") and (ii) a five-year secured revolving credit facility that provides up to $150 million of revolving loans (the "Revolving Credit Facility"), which replaces the revolving credit facility under the Existing Credit Agreement. On the Closing Date, the Company used the proceeds of the Term Loan and borrowed $115.0 million of loans under the Revolving Credit Facility, together with cash on hand, to complete the Acquisition.

The Term Loan and loans under the Revolving Credit Facility initially bear interest at a rate equal to either, at the Company’s option, the LIBOR rate plus an applicable margin equal to 3.00% per annum, or the prime lending rate plus an applicable margin equal to 2.00% per annum. The applicable margins for the Term Loan and loans under the Revolving Credit Facility are subject to reduction or increase based upon the Company’s consolidated first lien net leverage ratio as of the end of each fiscal quarter. The Company must also pay (i) a commitment fee of 0.45% per annum on the actual daily amount by which the revolving credit commitment exceeds then-outstanding usage under the Revolving Credit Facility, also subject to reduction or increase based upon the Company’s consolidated first lien net leverage ratio, (ii) a letter of credit fee equal to the applicable margin that applies to LIBOR loans under the Revolving Credit Facility and (iii) a fronting fee of 0.125% per annum, calculated on the daily amount available to be drawn under each letter of credit issued under the Revolving Credit Facility.
The Company is permitted to make voluntary prepayments with respect to the Revolving Credit Facility and the Term Loan at any time without payment of a premium. The Company is required to make mandatory prepayments of the Term Loan with (i) net cash proceeds from certain asset sales (subject to reinvestment rights) and (ii) net cash proceeds from certain issuances of debt. The Company is also required to maintain certain financial ratios under the Credit Agreement and there are customary covenants that limit the incurrence of debt, the payment of dividends, the disposition of assets, and making of certain payments. Substantially all of the Company's and certain of its domestic subsidiaries' tangible and intangible assets are pledged as collateral under the Credit Agreement.
The refinancing was accounted for as a modification of the Existing Credit Agreement. As a result, the $5.7 million of additional loan origination discounts and bank arranger fees were capitalized in connection with the refinancing. Third party fees related to the Amendment were expensed as incurred.
Note 3. Pro Forma Income Statement Adjustments
The following pro forma adjustments have been recorded in the combined condensed statement of operations for the the year ended December 31, 2015:

(1)
The following table includes Web.com’s preliminary amortization expense by category on a straight-line basis related to the estimated identifiable intangible assets resulting from this transaction for the year ended December 31, 2015:

	December 31, 2015	Useful life at Acquisition Date
		(in years)
Amortization of:
Trade Names	$—	Indefinite
Customer Relationships	13,500	6
Technology	12,083	5
Total amortization expense	$25,583

In addition, the Company has calculated the preliminary depreciation expense for the property, plant and equipment that was acquired to be $2.9 million for the year ended December 31, 2015.

(2)
To eliminate amortization and depreciation expense from Yodle’s historical cost basis of its intangible assets and property, plant and equipment. Web.com will record the intangible assets and the property, plant and equipment at the fair value as of the acquisition date as part of the purchase accounting, estimated in footnote (1) above;

(3)	To eliminate the interest expense and deferred financing amortization expense of Yodle’s pre-acquisition debt as this was paid in full at the closing of the acquisition;

(4)
To record Web.com’s interest expense and deferred financing fee amortization resulting from the estimated increase in outstanding debt of $310.0 million and from using the interest rates resulting from the Amendment of the Existing Credit Agreements discussed above in Note 2, Long-term Debt;

(5)	To reverse the deferred revenue recognized using Yodle’s historical basis for the year ended December 31, 2015, respectively;

(6)
As required by ASC 805, Business Combinations, Web.com will record deferred revenue at fair value as of the acquisition date. This adjustment reflects the estimated revenue that would have been recorded by Web.com using the preliminary fair value calculation of deferred revenue. The fair value of deferred revenue was determined by estimating the costs associated to fulfill the related contractual obligations over the remaining life of the customer contracts at the acquisition date and includes a normal profit margin;

(7)	To record income tax benefit of the pro forma adjustments calculated by applying the combined entity statutory tax rates in effect during the year ended December 31, 2015;

(8)	To reverse Yodle's pre-acquisition stock-based compensation expense of $4.3 million for the year ended

December 31, 2015. In addition, $0.5 million of amortization of a lease incentive obligation was reversed as the fair value of such obligation recorded by the Company is $0 as of the acquisition date;

(9)
To record Web.com's stock-based compensation from the converting Yodle stock options into Web.com stock options. Approximately 10.4 million Yodle options were converted to 1.3 million Web.com stock options. The Company estimated the fair value of these awards using the Black-Scholes option pricing valuation model in accordance with ASC 718, Compensation-Stock Compensation, as of the acquisition date; and

(10)	To reflect the estimated common share dilution for the 1.3 million Web.com employee stock options that were awarded by converting the outstanding Yodle stock options as of the acquisition date.

Note 4. Pro Forma Net Income (Loss) per Share
The pro forma basic and diluted net income (loss) per share are based on the weighted average Web.com shares used in computing basic and diluted net income (loss) as calculated for the year ended December 31, 2015. The Company has excluded 1.6 million of potentially dilutive shares in the diluted earnings per share calculation of the combined entity for the year ended December 31, 2015, respectively. These shares were excluded because including them would have been anti-dilutive as outlined in the provisions of ASC 260-10-45. The pro forma basic and diluted net income (loss) per share includes the estimated impact of the 1.3 million shares of Web.com stock options that resulted from converting the outstanding Yodle options as of the acquisition date.